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Exhibit 4.3

AVANT! CORPORATION
STOCK PURCHASE AGREEMENT

    THIS STOCK PURCHASE AGREEMENT (this "Agreement") is made as of July 6, 2000 (the "Effective Date"), by and between Metchem Engineering S.A., a Panamanian corporation (the "Purchaser") and Avant! Corporation, a Delaware corporation (the "Company").

    The Purchaser and the Company agree as follows:

1.  SALE OF COMMON STOCK.

    1.1 Subject to the terms and conditions of this Agreement, on the Closing Date (as defined in Section 2.1), the Company will issue and sell to the Purchaser, and the Purchaser agrees to purchase from the Company, two million (2,000,000) shares (the "Shares") of common stock of the Company ("Common Stock") at an aggregate purchase price (the "Total Purchase Price") equal to 95% multiplied by the average of the per share closing prices of the Common Stock on the Nasdaq National Market System for the five trading days preceding the Effective Date (the "Per Share Purchase Price") multiplied by two million (2,000,000) shares.

2.  CLOSING DATE; DELIVERY

    2.1  CLOSING DATE.  The completion of the purchase and sale of the Shares hereunder (the "Closing") with the Purchaser shall be held at such place and time (in any event not later than the close of business in Fremont, California on July 18, 2000) to which the Company and the Purchaser may agree upon in writing (the "Closing Date").

    2.2  DELIVERY.  At the Closing, the Company will deliver to the Purchaser, one or more certificates representing the Shares to be purchased from the Company in such denominations of not less than 50,000 as the Purchaser may request (which shall be issued in such Purchaser's name as set forth in this Agreement) against payment of the Purchase Price therefor in immediately available U.S. Dollar denominated funds by cashier's check or by wire transfer to the Company in accordance with instructions provided by the Company prior to Closing.

3.  REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

    The Company represents and warrants to the Purchaser that as of Closing:

    3.1  ORGANIZATION AND STANDING.  The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has all requisite corporate power and authority to carry on its business as presently conducted and as proposed to be conducted. The Company is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to be so qualified would have a material adverse effect on its business or properties.

    3.2  AUTHORIZATION.  All corporate action on the part of the Company, its officers, directors and shareholders necessary for the authorization, execution and delivery of, and the performance of all obligations of the Company under, this Agreement, and the authorization, sale and issuance of the Shares pursuant to this Agreement has been taken or will be taken prior to the Closing Date. This Agreement, when executed and delivered by the Company, will constitute a valid and binding obligation of the Company, enforceable in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors' rights generally, and (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

    3.3  VALID ISSUANCE OF COMMON STOCK.  The Shares, when issued, sold and delivered in accordance with the terms of this Agreement for the Purchase Price, will be duly and validly issued, fully paid, and nonassessable, and will be free of restrictions on transfer other than restrictions on transfer under this Agreement, and under applicable state and federal securities laws.

    3.5  COMPLIANCE WITH OTHER INSTRUMENTS.  The Company will not be in violation or default of any term of the Amended and Restated Certificate of Incorporation (the "Certificate"), or Bylaws of the Company, nor is the Company in violation or default of any term of any contract, agreement, instrument, judgment, decree, order, statute, rule or regulation (collectively, "Instruments and Laws") to which the Company is subject and a violation of which would have a material adverse effect on the condition, financial or otherwise, or operations of the Company. Except for violations or defaults, singularly or in the aggregate, which would not have a material adverse effect on the business, operations, property or condition (financial or otherwise) of the Company, the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated by this Agreement, will not result in a violation of or be in conflict with the Certificate, as amended, or the Bylaws of the Company or constitute, with or without the passage of time and giving of notice, a material default under any Instrument or Law, require any consent or waiver (which has not been obtained) under any Instrument or Law, or result in the creation of any lien, encumbrance or charge upon any of the properties or assets of the Company pursuant to any Instrument or Law.

    3.6  OFFERING.  Subject in part to the truth and accuracy of the Purchaser's representations set forth in Section 4 of this Agreement, the offer, sale and issuance of the Shares as contemplated by this Agreement are exempt from the registration requirements under Section 5 of the Securities Act, and neither the Company nor any authorized agent acting on its behalf will take any action after the date of this Agreement that would cause the loss of that exemption.

    3.7  FINANCIAL STATEMENTS.  The Company has delivered to the Purchaser true and accurate copies of the Company's annual report on SEC Form 10-K for the fiscal year ended December 31, 1999, Form 10-Q for the quarterly period ended March 31, 2000, and the proxy statement dated May 17, 2000. All of the financial statements set forth in SEC reports are in accordance with the books and records of the Company, have been prepared in conformity with generally accepted accounting principles consistently applied (except as described in the notes included in the financial statements), and fairly present the financial condition of the Company as of the date of the financial statement and the results of its operations for the periods then ended.

4.  REPRESENTATIONS AND WARRANTIES OF THE PURCHASER.

    The Purchaser represents and warrants to the Company that as of Closing:

    4.1  EXISTENCE AND POWER.  The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction under which it was organized, with full power and authority to enter into this Agreement and to perform its obligations under this Agreement.

    4.2  AUTHORIZATION.  The Purchaser's execution, delivery and performance of this Agreement, and the consummation by the Purchaser of the transactions contemplated by this Agreement have been duly authorized by all requisite corporate action of the Purchaser.

    4.3  BINDING EFFECT.  This Agreement has been duly executed and delivered by Purchaser, and constitutes a valid and binding agreement of Purchaser.

    4.4  CONSENTS AND APPROVALS; NO VIOLATION.  Neither the execution and delivery of this Agreement by Purchaser nor the consummation by Purchaser of the transactions contemplated by this Agreement will (a) conflict with or result in any breach of any provision of the articles of incorporation or bylaws of the Purchaser; (b) require any filing with, or the obtaining of any permit, authorization, consent or approval of, any court or governmental or regulatory authority; (c) to the best knowledge of Purchaser, result in a default (give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, agreement, lease or other instrument or obligation to which Purchaser is a party or by which Purchaser or any of its assets may be bound, except for defaults (or rights of termination, cancellation or acceleration) as to which requisite waivers or consents have been obtained; or (d) to the best knowledge of Purchaser, violate any order, writ, injunction, decree, statute, rule or regulation applicable to Purchaser; or any of its assets; PROVIDED, that the foregoing clauses (b), (c) and (d) shall not apply to requirements, defaults or violations which would not have a material adverse effect on the business, operations or financial condition of the Purchaser. The Purchaser shall comply fully with all of the requirements of Exchange Act Section 13(d) and the SEC's rules and regulations applicable to it.

    4.5  BROKERS' FEES.  The Company's investment banker is Asian Capital Partners. No other investment banker, broker, finder or other intermediary has been retained by or is authorized to act on behalf of Purchaser who might be entitled to any fee or commission from the Company upon consummation of the transactions contemplated by this Agreement.

    4.6  COMPANY INFORMATION.  The Purchaser, or Purchaser's investment advisor, has received and reviewed all of the Company's filings with the Securities and Exchange Commission (collectively, the "Company's Filings"). The Purchaser has relied solely on the Company's Filings and its own independent research based on information provided by sources other than the Company. The Purchaser has satisfied itself that it has obtained all the information needed to evaluate the merits and risk of, and to make an informed decision regarding, an investment in the Shares.

    4.7  PURCHASER INFORMATION.  Purchaser understands that the Shares have not been registered under the Securities Act by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, upon certain information regarding the Purchaser and that the Company will rely upon the representations and warranties in this Agreement and in other information supplied by Purchaser in evaluating the availability of exemptions from registration under the Securities Act, including the following:

      (a)  Suitability.  The Purchaser has sufficient assets and net worth to absorb a total loss of the investment in the Shares. Purchaser individually, or together with Purchaser's advisors, is sufficiently knowledgeable and sophisticated in business and financial matters to fully understand the business and financial risks involved in investing in the Shares. Purchaser is an "accredited investor" or is represented by a "purchaser representative" as defined in Rule 501 of Regulation D promulgated under the Securities Act.

      (b)  Investment Intent.  Purchaser is acquiring the Shares for investment for Purchaser's own account and not with a view to, or for, resale in connection with, any distribution of the Shares, and Purchaser has no present intention of selling or distributing any of the Shares.

      (c)  Questionnaires.  The information Purchaser has supplied to the Company in any questionnaires or in response to other requests for information is true and accurate in all material respects.

    4.8  PURCHASER AS A FOREIGN INVESTOR.  Purchaser has satisfied itself as to the full observance of the laws of its jurisdiction in connection with an investment in the Shares, including (i) the legal requirements within its jurisdiction for the acquisition of the Shares, (ii) any applicable foreign exchange restrictions, (iii) any governmental or other consents that may need to be obtained, and (iv) the income tax and other tax consequences, if any, that may be relevant to the ownership of the Shares. Purchaser's acquisition and its continued beneficial ownership of the Shares will not violate any applicable securities or other laws of its jurisdiction.

    4.9  RULE 144.  Purchaser acknowledges that, because they have not been registered under the Securities Act, the Shares constitute "restricted securities" as defined in Rule 144(a)(3) and must be held indefinitely unless subsequently registered under the Securities Act or an exemption from such registration is available. The stock certificates representing the Shares will bear a legend substantially in form of Appendix II, stating they are restricted securities, provided that such legend shall be removed from any stock certificate(s) representing Shares sold pursuant to an effective registration statement or Rule 144. Purchaser is aware of the provisions of Rule 144 promulgated under the Securities Act which permit limited resale of restricted securities subject to the satisfaction of certain conditions, including, among other things, the existence of a public market for the securities, the availability of certain current public information about the issuer, the resale occurring not less than one year after a party has purchased and paid for the security to be sold, the sale being through a "broker's transaction" or in transactions directly with a "market maker" (as provided by Rule 144(f)) and the number of securities being sold during any three-month period not exceeding specified limitations (unless the securities satisfy the requirements of Rule 144(k)).

    4.10  Holding Period.  Purchaser intends to hold the Shares for long term investment, and in the six-month period ending on the Holding Period Expiration Date (as defined in Section 2 of Appendix I) the Purchaser shall not commit to or enter into any of the following transactions involving the Shares: (i) short sale transactions, (ii) transactions in connection with writing non-traded and exchange-traded call options, and (iii) hedge transactions or in settlement of other transactions in standardized or over-the-counter options; PROVIDED, that this Section 4.10 is not intended to preclude a Pledgee (as such term is defined in Appendix I) from exercising its rights and remedies in connection with an unmet margin call or a default by Purchaser under the applicable loan documents between Purchaser and Pledgee.

5.  COVENANTS OF THE COMPANY

    5.1  INVESTIGATION.  Upon reasonable notice prior to the Closing, the Company shall afford to Purchaser or to any of Purchaser's officers, employees, accountants, counsel and other authorized representatives full and complete access during normal business hours to its plants, properties, contracts, commitments, books and records (including, but not limited, to tax returns) and to the responsible employees and accountants of the Company, and shall use its reasonable commercial efforts to cause its representatives to furnish promptly to the Purchaser such additional financial and operating data and other information as the Purchaser or its duly authorized representatives may from time to time reasonably request.

    5.2  CONSENTS AND APPROVALS.  Prior to the Closing, the Company shall use its commercially reasonable efforts to obtain the authorizations, consents, orders and approvals of federal, state and local regulatory bodies and officials, courts and other third parties that may be necessary for the performance of its obligations under this Agreement and the consummation of the transactions contemplated by this Agreement, and shall cooperate fully with each other in seeking promptly to obtain such authorizations, consents, orders and approvals as may be necessary for the performance of its obligations pursuant to this Agreement.

    5.3  REGISTRATION RIGHTS.  The Purchaser shall have the registration rights set forth in Appendix I, and the Company and the Purchaser agree to be bound by all the terms of Appendix I.

    5.4  ADDITIONAL TERMS.  The Purchaser shall have the additional rights and obligations set forth in Appendix III for that Purchaser, if any, and the Company and the Purchaser agree to be bound by all the terms of Appendix III applicable to the Purchaser.

6.  GENERAL.

    6.1  SURVIVAL.  The covenants, representations and warranties of the parties to this Agreement shall survive the Closing.

    6.2  BINDING EFFECT; BENEFITS; ASSIGNMENT.  All of the terms of this Agreement shall be binding upon, inure to the benefit of and be enforceable by and against the successors and permitted assigns of the Company and Purchaser. Nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies under or by reason of this Agreement except as expressly indicated in this Agreement and in Appendix I with respect to a Pledgee. Neither the Company nor the Purchaser shall assign any of their respective rights or obligations under this Agreement to any other person, firm or corporation without the prior written consent of the other party to this Agreement; PROVIDED that Purchaser shall be entitled to assign its rights and delegate its duties under Appendix I of this Agreement in whole or in part based on the number of Shares pledged, to a Pledgee as provided in Appendix I.

    6.3  FURTHER ACTION.  Each of the parties to this Agreement shall execute such documents and other papers and take such further actions as may be reasonably required or desirable to carry out the provisions of this Agreement and the transactions contemplated in this Agreement or, at or after the Closing Date, to evidence the consummation of the transactions contemplated in this Agreement. Each of the parties to this Agreement shall take, or cause to be taken, all actions and to do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement, to satisfy the conditions to this Agreement and to obtain in a timely manner all necessary waivers, consents, and approvals and to effect all necessary registrations and filings.

    6.4  GOVERNING LAW.  This Agreement shall be governed by the laws of the State of California without regard to its principles governing conflicts of laws.

    6.5  NOTICES.  All notices, requests, demands and other communications to be given pursuant to the terms of this Agreement shall be in writing and shall be delivered personally, telecopied or sent by nationally recognized overnight delivery service, and shall be deemed given and effective when so delivered personally, telecopied or sent, as follows:

      (a) If to Purchaser:
          c/o Finaco Treuhand AG
          Alstetterstrasse 126
          P O Box 1705
          CH-8048, Zurich
          Switzerland
          Tel: 41 1 439 6262
          Fax: 41 1 439 6266
          Ctc: Mr Fredy Eckstein/MS Vreni Rohrer

      (b) If to the Company:
          Avant! Corporation
          46871 Bayside Parkway
          Fremont, California 94538 USA
          Tel: 1 510 413 8000
          Fax: 1 510 413 7793
          Attention: Head of Finance

    Each party may change its address or telecopier number by prior written notice to the other parties.

    6.6  COUNTERPARTS.  This Agreement may be executed in counterparts and transmitted by facsimile, each of which when so executed and transmitted shall be deemed to be an original. The signature pages of each counterpart may be removed and attached together to form a single original document.

    6.7  EXPENSES.  The Purchaser and the Company shall pay their own respective expenses, costs and fees (including, without limitation, attorneys' and accountants' fees) incurred in connection with the negotiation, preparation, execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement, except as provided otherwise in Appendix I.

    6.8  ENTIRE AGREEMENT.  This Agreement (including the appendices) sets forth the entire agreement and understanding of the Company and the Purchaser with respect to the transactions contemplated by this Agreement, and supersedes all prior agreements, arrangements and understandings relating to the subject matter of this Agreement.

    6.9  AMENDMENT AND WAIVER.  This Agreement may be amended, modified, superseded or canceled, and any of the terms, covenants, representations, warranties or conditions of this Agreement may be waived, only by a written instrument executed by the Company and the Purchaser or, in the case of a waiver, by or on behalf of the party waiving compliance, provided that Appendix I may not be amended, modified, superseded or canceled without the prior written consent of any and all Pledgees (as such term is defined in Appendix I) of any Shares. The failure of any party at any time to require performance of any provision of this Agreement shall in no manner affect the right at a later time to enforce the same. No waiver by any party of any condition or of any breach of any term, covenant, representation or warranty contained in this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such condition or of any breach of any such term, covenant, representation or warranty or any other term, covenant, representation or warranty set forth in this Agreement.

    6.10  HEADINGS.  The headings of the sections and paragraphs of this agreement have been inserted for convenience or reference only and shall in no way restrict or otherwise modify any of the terms or provisions of this Agreement.

    6.11  NO THIRD PARTY BENEFICIARIES.  Nothing in this Agreement, express or implied, is intended to or shall (a) confer on any person other than the parties and their respective successors or assigns any rights (including third-party beneficiary rights), remedies, obligations or liabilities under or by reason of this Agreement except as provided in Appendix I with respect to a Pledgee or (b) constitute the parties as partners or as participants in a joint venture. This Agreement shall not provide third parties with any remedy, claim, liability, reimbursement, cause of action or other right in excess of those existing without reference to the terms of this Agreement except as provided in Appendix I with respect to a Pledgee. No third party shall have any right, independent of any right that exists irrespective of this Agreement, under or granted by this Agreement, to bring any suit at law or equity for any matter governed by or subject to the provisions of this Agreement except as provided in Appendix I with respect to a Pledgee.

    6.12  RULES OF CONSTRUCTION.  The parties waive the application of any law, regulation or rule of construction providing that ambiguities in any agreement or other document will be construed against the party drafting this Agreement.

    6.13  SEVERABILITY.  In the event that any provision or application of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties.

    6.14  CONFIDENTIALITY.  Purchaser shall keep the existence and contents of this Agreement, any non-public information disclosed to Purchaser by the Company in connection with the transaction contemplated by this Agreement and the fact of the existence and negotiation of the transaction contemplated by this Agreement confidential and may use the information, and may disclose it to Purchaser's attorneys, accountants and financial advisors, only in connection with evaluating a purchase of the Shares.

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SIGNATURE PAGE OF AVANT! CORPORATION
STOCK PURCHASE AGREEMENT

    The Company and the Purchaser have executed this Agreement as of the Effective Date.

PURCHASER:
METCHEM ENGINEERING S.A.
By:	/s/ ALFRED ECKSTEIN Name: Alfred Eckstein Title: President
By:	/s/ VERENA ROHRER Name: Verena Rohrer Title: Secretary
(Print or type if signing on Purchaser's behalf)
Address: Calle Aquillino De La Guardia No. 8 Apartado 850 Panama City Republic of Panama
AVANT! CORPORATION
By:	/s/ SAM CHANG Name: Sam Chang
(print or type name)
Title: Executive Staff, Finance
(if applicable)

APPENDIX I

REGISTRATION RIGHTS

  1.  DEFINITIONS. For purposes of this Appendix I:

      (a) The terms "register", "registered," and "registration" refer to a registration effected by preparing and filing a registration statement or similar document in compliance with the Securities Act and the declaration or ordering of effectiveness of the registration statement or document;

      (b) The term "Registrable Securities" means (1) the Common Stock of the Company issued pursuant to the Agreement (the "Purchaser's Stock") and (2) any Common Stock of the Company issued by way of (or issuable upon the conversion or exercise of any warrant, right, or other security which is issued by way of) a stock dividend, stock split or other distribution with respect to, or in exchange for or in replacement of, such Purchaser's Stock, excluding in all cases, however, any Registrable Securities sold by an assignee or transferee (other than a Pledgee) of Registrable Securities which has not complied with Section 9 and the Registrable Securities sold by a Pledgee which has not complied with Section 10 (it being the specific intention of the parties that any Pledgee which has furnished a Notice of Pledge to the Company shall be entitled to the benefits of this Appendix I).

      (c) The number of shares of "Registrable Securities then outstanding" shall be determined by the number of shares of Common Stock then outstanding that are Registrable Securities and the number of shares of Common Stock issuable pursuant to then exercisable or convertible securities, that are Registrable Securities.

      (d) The term "Company" means Avant! Corporation.

      (e) The term "Holder" means any person owning or having the right to acquire Registrable Securities or any transferee or assignee of Registrable Securities in accordance with Section 9; and

      (f)  The term "Form S-3" means that form under the Securities Act as in effect on the Effective Date or any registration form under the Act subsequently adopted by the SEC which permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the SEC.

      (g) The term "SEC" means the Securities and Exchange Commission.

      (h) The term "Securities Act" means the Securities Act of 1933, as amended.

      (i)  The term "Exchange Act" means the Securities Exchange Act of 1934, as amended.

      (j)  The term "Agreement" means the Avant! Corporation Stock Purchase Agreement between the Company and the Purchaser to which this Appendix I is attached. Any other capitalized terms not defined in this Appendix I shall have the meanings used in the Agreement. References to a section number shall mean a section of this Appendix I.

      (k) The term "Pledgee" means: (i) the holder of a lien, charge or security interest granted by a Holder with respect to not less than 50,000 shares of Registrable Securities (adjusted for any stock split, stock dividend, combination of shares, recapitalization, merger, consolidation, reorganization or similar event) at any time on or after the date of the Agreement, (ii) any transferee or assignee of the lien, change or security interest of such Pledgee with respect to Registrable Securities, or (iii) any transferee or assignee of any Registrable Securities which were subject to the lien, change or security interest of a Pledgee.

      (l)  The term "Rule 144" means 17 CFR 230.144, as amended (and any successor to or replacement for such rule) issued by the SEC under the Securities Act.

  2.  SHELF REGISTRATION.

      (a) At any time after January 6, 2001 (the "Holding Period Expiration Date"), upon the request of any Holder of at least twenty-five percent (25%) of the Registrable Securities, the Company shall file, and use its commercially reasonable efforts to have declared effective under the Securities Act by the sixtieth (60th) day after the later of (i) the date the Company receives the request and (ii) the date on which Form S-3 becomes available for a sale or disposition of Registrable Securities by the Holders, a "shelf" registration statement pursuant to the requirements of the Securities Act on Form S-3 or another appropriate form pursuant to Rule 415 under the Securities Act (or any successor rule or regulation) covering the disposition of all Registrable Securities (but not including any Registrable Securities subject to the lien, change or security interest of any Pledgee), in one or more underwritten offerings, block transactions, broker transactions, at-the-market transactions, and in such other manner or manners as may be specified by any Holder. The Company shall use its commercially reasonable efforts to keep such "shelf" registration continuously effective as long as the delivery of a prospectus is required under the Securities Act in connection with the disposition of Registrable Securities subject to the shelf registration and shall continuously supplement or amend the registration statement if, as, and when required by the rules, regulations and instructions applicable to the form used by the Company for the registration or by the Securities Act or by any other rules and regulations applicable to shelf registrations. The Company shall provide all Holders with written notice of the filing of the shelf registration statement within five (5) days after the registration statement has been filed with the SEC. If the Company delivers to the Holders a certificate signed by the President of the Company stating that in the good faith judgment of the Board of Directors of the Company, it would be seriously detrimental to the Company or its shareholders for the Holder(s) of the Registrable Securities covered by a shelf registration statement to offer or sell any of such Registrable Securities for a period set forth in such certificate not to exceed one hundred twenty (120) days and commencing no earlier than ten (10) days after the date the certificate is so delivered (the "Blackout Period"), the Holder(s) of the Registrable Securities covered by such shelf registration statement shall not offer or sell any Registrable Securities pursuant to such shelf registration statement during the Blackout Period, provided that the Company shall have the right to deliver such a certificate only once during each twelve (12)-month period, and provided further that the Blackout Period shall not apply (and the Pledgee Blackout Period shall apply) to any Registrable Securities subject to the lien, change or security interest of a Pledgee.

      (b) At any time after the date of the Agreement, upon the request of a Pledgee stating that such Pledgee is exercising its rights and remedies in connection with an unmet margin call or a default by Holder under the applicable loan documents or applicable law, the Company shall file, and use its commercially reasonable efforts to have declared effective under the Securities Act by the thirtieth (30) day after the later of (i) the date the Company receives the request and (ii) the date on which Form S-3 becomes available for a sale or disposition of Registrable Securities by such Pledgee, a shelf registration statement pursuant to the requirements of the Securities Act on Form S-3 or another appropriate form pursuant to Rule 415 under the Securities Act (or any successor rule or regulation) covering the disposition of all Registrable Securities subject to the lien, charge or security interest of such Pledgee, in one or more underwritten offerings, block transactions, broker transactions, at-the-market transactions, and in such other manner or manners as may be specified by such Pledgee. The Company shall use its commercially reasonable efforts to keep such shelf registration continuously effective until the earlier of the date Registrable Securities covered by such shelf registration have been sold pursuant to such shelf registration or all such Registrable Securities may be sold pursuant to Rule 144(k) and shall continuously supplement or amend the registration statement if, as, and when required by the rules, regulations and instructions applicable to the form used by the Company for the registration or by the

  Securities Act or by any other rules and regulations applicable to shelf registrations. The Company shall provide such Pledgee with written notice of the filing of the shelf registration statement within five (5) days after the registration statement has been filed with the SEC. If the Company delivers to such Pledgee a certificate signed by the President of the Company stating that in the good faith judgment of the Board of Directors of the Company, it would be seriously detrimental to the Company or its shareholders for such Pledgee to offer or sell any of the Registrable Securities covered by such shelf registration statement for a period set forth in such certificate not to exceed thirty (30) consecutive days and commencing no earlier than ten (10) days after the date the certificate is so delivered (the "Pledgee Blackout Period"), such Pledgee shall not offer or sell any Registrable Securities pursuant to such shelf registration statement during the Pledgee Blackout Period, provided that the Company shall have the right to deliver such a certificate only once during each twelve (12)-month period, and provided further that the delivery of such a certificate shall not prohibit a Pledgee from selling any Registrable Securities covered by such shelf registration statement in one or more private sales or private dispositions during any Pledgee Blackout Period.

  3.  OBLIGATIONS OF THE PARTIES.

      (a) Whenever required under Section 2 to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible and at its expense:

        (i)  Prepare and file with the SEC the registration statement required to be filed by Section 2 with respect to the Registrable Securities for which the filing of a registration statement has been requested and use its commercially reasonable efforts to cause the registration statement to become effective, and (a) with respect to a registration statement filed pursuant to Section 2(a) upon the request of the Holders of a majority of the Registrable Securities registered under the registration statement, keep the registration statement effective for up to ninety (90) days, and (b) with respect to a registration statement filed pursuant to Section 2(b), keep the registration statement effective for the period of time specified in Section 2(b).

        (ii) Before filing a registration statement or prospectus or any amendments or supplements thereto, the Company will furnish to all Holders or Pledgees (as the case may be) of Registrable Securities covered by such registration statement and to one counsel reasonably acceptable to the Company selected by such Holders or such Pledgees copies of all such documents proposed to be filed, which documents will be subject to review of such counsel;

        (iii) Prepare and file with the SEC such amendments and supplements to the registration statement and the prospectus used in connection with the registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by the registration statement and to keep such registration statement effective as required by Section 2.

        (iv) Furnish to the Holders or Pledgees, as the case may be, such numbers of copies of such registration statement, each amendment and supplement thereto (in each case including all exhibits thereto), the prospectus included in such registration statement (including each preliminary prospectus), and such other documents as they may reasonably request in order to facilitate the disposition of the Registrable Securities covered by such registration statement.

        (v) Use its commercially reasonable efforts to register and qualify the Registrable Securities covered by the registration statement under such other securities or blue sky laws of such jurisdictions as shall be reasonably requested by the Holders or Pledgees (as the case may be) of such Registrable Securities, provided that the Company shall not be required to register or qualify in jurisdictions where to do so would require the Company to qualify to do business or to file a general consent to service of process.

        (vi) In the event of any underwritten public offering initiated by the Holders or Pledgees (as the case may be) of Registrable Securities covered by the registration statement, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter of the offering. Each Holder or Pledgee participating in the underwriting shall also enter into and perform its obligations under such an agreement.

        (vii) The Company shall notify the Holders or Pledgees (as the case may be) of any Registrable Securities covered by a registration statement promptly (and (if requested by such Holders or Pledgees confirm such notice in writing, (a) when a prospectus or any prospectus supplement or post-effective amendment has been filed, and with respect to a registration statement or any post-effective amendment, when the same has become effective under the Securities Act and each applicable state law, (b) of any request by the SEC or any other federal or state governmental authority for amendments or supplements to a registration statement or related prospectus or for additional information, (c) of the issuance by the SEC of any stop order suspending the effectiveness of a registration statement or the initiation of any proceedings for that purpose, (d) if at any time the representations or warranties of the Company in any agreement contemplated by Section 3(a)(x) below cease to be true and correct in any material respect, (e) of the receipt by the Company of any notification with respect to the suspension of the qualification or exemption from qualification of any Registrable Securities for sale in any jurisdiction or the initiation or threatening of any proceeding of such purpose, (f) of the happening of any event which makes any statement made in such registration statement or related prospectus or any document incorporated or deemed to be incorporated therein by reference untrue in any material respect or that requires the making of any changes in such registration statement, prospectus or documents so that, in the case of the registration statement, it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and that in the case of the prospectus, it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made not misleading, and (g) of the Company's reasonable determination that a post-effective amendment to a registration statement would be appropriate.

        (viii)If any event contemplated by Section 3(a)(vii)(f) above shall occur, the Company, as promptly as practicable, shall prepare a supplement or amendment or post-effective amendment to such registration statement or the related prospectus or any document incorporated therein by reference or promptly file any other required documents so that, as thereafter delivered to the purchasers of Registrable Securities, the prospectus will not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

        (ix) Use every commercially reasonably effort to obtain the withdrawal of any order suspending the effectiveness of a registration statement, or the lifting of any suspension of the qualification (or exemption from qualification) of any of the Registrable Securities for sale in any jurisdiction in the United States, at the earliest practicable moment.

        (x) The Company shall enter into customary agreements and take such other actions as are reasonably required in order to expedite or facilitate the disposition of the Registrable Securities covered by a registration statement.

        (xi) The Company shall use all commercially reasonably efforts to cause Registrable Securities covered by a registration statement to be listed on each securities exchange or trading market on which securities of the same class are then listed or traded or, if the Registrable Securities are not then listed on a securities exchange, and if the NASD is reasonably likely to permit the inclusion of the Registrable Security on the NASDAQ, the Company shall use its commercially reasonable efforts to facilitate the inclusion of the Registrable Securities on NASDAQ.

        (xii) Not later than the effective date of the registration statement covering Registrable Securities, the Company shall provide a CUSIP number for all Registrable Securities covered by such registration statement and provide the applicable transfer agent or agents with printed certificates or instruments for the Registrable Securities which are in a form eligible for deposit with Depository Trust Company or other transferee and otherwise meeting the requirements of any securities exchange or other trading market on which such Registrable Securities are listed or traded.

        (xiii)The Company shall use its commercially reasonable efforts to cause the Registrable Securities covered by a registration statement to be registered with or approved by such other governmental agencies or authorities as may be necessary or advisable to enable the sellers thereof or the underwriters, if any, to consummate the disposition of such Registrable Securities.

        (xiv) The Company shall cooperate with the selling Holders or Pledgees (as the case may be) of Registrable Securities and the underwriters, if any, to facilitate the timely preparation and delivery of certificates representing Registrable Securities to be sold and not bearing any restrictive legends; and enable such Registrable Securities to be in such denominations and registered in such names as the underwriters may reasonably request at least two (2) business days prior to any sale of Registrable Securities to the underwriters.

        (xv) The Company shall make available for inspection by the Holders or Pledgees (as the case may be) of Registrable Securities covered by a registration statement and any attorney, accountant or other professional retained by such Holders or Pledgees (collectively, the "Inspectors"), all financial and other records, pertinent corporate documents and properties of the Company (collectively, the "Records") as shall be reasonably necessary to enable them to exercise their due diligence responsibility, and cause the Company's officers, directors and employees to supply all information reasonably requested by any such Inspectors in connection with such registration statement. Records which the Company determines, in good faith, to be confidential shall not be disclosed by the Inspectors unless (a) the disclosure of such Records is necessary to avoid or correct a misstatement or omission in the registration statement or (b) the release of such Records is ordered pursuant to a subpoena or other order from a court of competent jurisdiction. The Holders or Pledgees (as the case may be) of Registrable Securities covered by the registration statement agree that information obtained as a result of such inspections shall be deemed confidential and shall not be used as the basis for any market transactions in the securities of the Company or its affiliates unless and until such information is made generally available to the public.

        (xvi) Furnish, at the request of any Holder or Pledgee (as the case may be) requesting registration of Registrable Securities pursuant to Section 2, on the date that the Registrable Securities are delivered to the underwriters, if any, for sale in connection with a registration pursuant to Section 2, (a) an opinion, dated that date, of the counsel representing the Company for the purposes of the registration, in form and substance as is customarily given to underwriters in an underwritten public offering, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities and (b) a letter dated that date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities.

    4.  FURNISH INFORMATION.  It shall be a condition precedent to the obligations of the Company to take any action pursuant to Section 2 with respect to the Registrable Securities of any selling Holder or the Registrable Securities subject to the lien, change or security interest of the Pledgee requesting the filing of a registration statement that the Holder or Pledgee shall furnish to the Company such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as shall be required to effect the registration of such Holder's or Pledgee's Registrable Securities.

    5.  EXPENSES OF COMPANY REGISTRATION.  The Company shall bear and pay all expenses incurred by the Company in connection with any registration, filing, or qualification of Registrable Securities with respect to the registrations pursuant to Section 2 for each Holder or Pledgee (as the case may be), including (without limitation) all registration, filing, qualification, and printer's fees and expenses, but excluding underwriting discounts and commissions relating to the Registrable Securities.

  6.  INTENTIONALLY DELETED.

    7.  INDEMNIFICATION.  In the event any Registrable Securities are included in a registration statement under this Appendix I:

      (a) To the extent permitted by law, the Company shall indemnify and hold harmless each Holder or Pledgee (as the case may be), any underwriter (as defined in the Securities Act) for that Holder or Pledgee and each person, if any, who controls that Holder or Pledgee or underwriter within the meaning of the Securities Act or the Exchange Act, against any losses, claims, damages, or liabilities (joint or several) to which they may become subject under the Securities Act, or the Exchange Act, or other federal or state law, insofar as such losses, claims, damages, or liabilities arise out of or are based upon any of the following statements, omissions or violations (collectively a "Violation"): (i) any untrue statement or alleged untrue statement of a material fact contained in the registration statement, including any included preliminary prospectus or final prospectus or any amendments or supplements, (ii) the omission or alleged omission to state in the registration statement a material fact required to be stated, or necessary to make the statements not misleading, or (iii) any violation or alleged violation by the Company of the Securities Act, the Exchange Act, any state securities law or any rule or regulation promulgated under the Securities Act, or the Exchange Act or any state securities law; and the Company will pay to each such Holder or Pledgee, underwriter or controlling person, as incurred, any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability, or action; PROVIDED, HOWEVER, that the indemnity agreement contained in this subsection (a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability, or action if the settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld), nor shall the Company be liable to any indemnitee for any such loss, claim, damage, liability, or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished by the indemnitee expressly for use in connection with the registration.

      (b) To the extent permitted by law, each selling Holder or Pledgee (as the case may be) will indemnify and hold harmless the Company, each of its directors, each of its officers who has signed the registration statement, each person, if any, who controls the Company within the meaning of the Securities Act, any such underwriter, any other Holder or Pledgee selling securities in the registration statement and any controlling person of any the underwriter or other Holder or Pledgee, against any losses, claims, damages, or liabilities (joint or several) to which any of the foregoing persons may become subject, under the Securities Act, or the Exchange Act, or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that the Violation occurs in reliance upon and in conformity with written information furnished by the Holder or Pledgee expressly for use in connection with such registration; and each such Holder or Pledgee will pay, as incurred, any legal or other expenses reasonably incurred by any person intended to be indemnified pursuant to this subsection (b), in connection with investigating or defending any such loss, claim, damage, liability, or action; PROVIDED, HOWEVER, that the indemnity agreement contained in this subsection (b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if the settlement is effected without the consent of the Holder or Pledgee, which consent shall not be unreasonably withheld; PROVIDED, THAT, in no event shall any indemnity obligation under this subsection (b) (together with any obligation to contribute under subsection (d)) exceed the gross proceeds from the offering received by that Holder or Pledgee.

      (c) Promptly after receipt by an indemnified party under this Section 7 of notice of the commencement of any action (including any governmental action), the indemnified party shall, if a claim is to be made against any indemnifying party under this Section 7, deliver to the indemnifying party a written notice of the commencement of any action and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense of any action with counsel mutually satisfactory to the parties; PROVIDED, HOWEVER, that an indemnified party (together with all other indemnified parties which may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the fees and expenses to be paid by the indemnifying party, if representation of the indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in the proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if prejudicial to its ability to defend the action, shall relieve the indemnifying party of any liability to the indemnified party under this Section 7, but the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 7.

      (d) If the indemnification provided for in this Section 7 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, liability, claim, damage, or expense, then the indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of the loss, liability, claim, damage, or expense in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the statements or omissions that resulted in the loss, liability, claim, damage, or expense as well as any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties' relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission. In no event shall any Holder's or Pledgee's (as the case may be) obligation to contribute under this subsection (d) (together with any obligation to indemnify under subsection (b)) exceed the gross proceeds from the offering received by such Holder or Pledgee.

      (e) Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with an underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

      (f)  The obligations of the Company and Holders or Pledgees (as the case may be) under this Section 7 shall survive the completion of any offering of Registrable Securities in a registration statement filed pursuant to Section 2, and otherwise.

    8.  REPORTS UNDER EXCHANGE ACT.  With a view to making available to the Holders or Pledgees (as the case may be) the benefits of Rule 144 promulgated under the Securities Act and any other rule or regulation of the SEC that may at any time permit a Holder or Pledgee to sell securities of the Company to the public without registration, the Company agrees to:

      (a) make and keep public information available, as those terms are understood and defined in Rule 144, at all times;

      (b) file with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Securities Act;

      (c) furnish to any Holder or Pledgee (as the case may be), so long as the Holder or Pledgee owns any Registrable Securities, promptly upon request (i) a written statement by the Company that it has complied with the reporting requirements of Rule 144, the Securities Act, and the Exchange Act, (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents filed by the Company, and (iii) such other information as may be reasonably requested by any Holder or Pledgee to avail itself of any rule or regulation of the SEC which permits the selling of Registrable Securities without registration or pursuant to that form; and

      (d) In connection with any sale, transfer or other disposition by a Holder or Pledgee (as the case may be) of any Registrable Securities pursuant to Rule 144, cooperate with such Holder or Pledgee to facilitate the timely preparation and delivery of certificates representing Registrable Shares to be sold and not bearing any Securities Act legend, and enable certificates for such Registrable Shares to be for such number of shares and registered in such names as the selling Holders or Pledgees may reasonably request at least two (2) business days prior to any sale of Registrable Securities.

    9.  EXERCISE OF REGISTRATION RIGHTS.  The rights to cause the Company to register Registrable Securities pursuant to Section 2(a) of this Appendix I may be exercised by any Holder or by any transferee or assignee of Registrable Securities, who, after the assignment or transfer, holds at least 50,000 shares of Registrable Securities (subject to appropriate adjustment for stock splits, stock dividends, combinations, and other recapitalizations), provided, in the case of any such transferee or assignee, the Company is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee or assignee and the securities with respect to which such registration rights are being assigned and such transferee or assignee agrees to comply with all obligations imposed on a Holder under applicable provisions of this Appendix I; and PROVIDED, FURTHER, that the assignment shall be effective only if immediately following the transfer, the further disposition of the securities by the transferee or assignee is restricted under the Securities Act. For the purposes of determining the number of shares of Registrable Securities held by a transferee or assignee, the holdings of transferees and assignees of a partnership who are partners or retired partners of the partnership (including spouses and ancestors, lineal descendants, and siblings of such partners or spouses who acquire Registrable Securities by gift, will, or intestate succession) shall be aggregated together and with the partnership; provided that all assignees and transferees who would not qualify individually for assignment of registration rights must have a single attorney-in-fact for the purpose of exercising any rights, receiving notices, or taking any action under applicable provisions of this Appendix I. No Holder shall be entitled to exercise any rights provided for in Section 2 prior to one hundred eighty (180) days after the Closing Date under the Agreement and following the third anniversary of the date of the Agreement. In addition, no Holder shall have the right to register the offer or sale of any Registrable Securities or offer or sell any Registrable Securities pursuant to a Company registration contemplated by Section 4, if such Holder may sell such Registrable Securities without registration under Rule 144 (or any successor rule) of the SEC, unless the purpose of such registration is to enable such Holder to sell, in a single transaction, or in any event within thirty (30) days of the effective date of the applicable registration statement, Registrable Securities in excess of the number of shares then permitted to be sold under Rule 144(e). No provision of this Section 9 shall apply to a Pledgee.

    10.  EXERCISE OF REGISTRATION RIGHTS BY PLEDGEE.  The rights to cause the Company to register Registrable Securities pursuant to Section 2(b) of this Appendix I may be exercised by any Pledgee, provided that such Pledgee shall have furnished the Company with written notice in the form of Exhibit A to this Appendix I (the "Notice of Pledge"). Any Pledgee furnishing to the Company the Notice of Pledge shall be entitled to all rights, and shall be obligated to comply with all duties, of a Pledgee under this Appendix I, including, without limitation, the rights and obligations provided in Section 7.

    11.  MISCELLANEOUS.

      (i)  The Company and each Holder or Pledgee (as the case may be) recognize and agree that the other parties' remedies at law for any breach of the provisions of this Agreement would be inadequate and agrees that for a breach of such provisions, each such party shall, in addition to such other remedies as may be available to it at law or in equity or as provided in this Appendix I, be entitled to injunctive relief and to enforce its rights by an action or specific performance to the extent permitted by law. Each party hereby waives any requirement for security or the posting of any bond or other surety in connection with any temporary or permanent award of injunctive, mandatory or other equitable relief. Nothing herein contained shall be construed as prohibiting any party from pursuing any other remedies available to enforce such breach or threatened breach, including, without limitation, the recovery of damages.

      (ii) Notices under this Appendix I shall be given in the manner provided in the Agreement.

      (iii) If any Registrable Securities are pledged to a Pledgee, no amendment to or modification, suspension or cancellation of, this Appendix I may be made without the prior written consent of such Pledgee.

EXHIBIT A

Avant! Corporation
46871 Bayside Parkway
Fremont, California 94530

Attention: Head of Finance

Re: Pledge of Common Stock

Ladies and Gentlemen:

    By this letter, you are notified that [insert name of Pledgor] has granted to the undersigned a lien in or security interest on, or has subjected to the charge of the undersigned,      shares of the common stock of Avant! Corporation. The undersigned agrees to comply with all obligations imposed on a Pledgee under applicable provisions of Appendix I to that Avant! Corporation Stock Purchase Agreement, dated as of July 6, 2000, by and between Metchem Engineering, S.A. and Avant! Corporation. The address of the undersigned is            .

                      Sincerely,

APPENDIX II
STOCK CERTIFICATE LEGEND

    THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND SHALL NOT BE SOLD OR OTHERWISE DISPOSED OF FOR VALUE BY THE HOLDER HEREOF EXCEPT UPON REGISTRATION OF THE SALE, OR PURSUANT TO RULE 144 OR ANOTHER EXEMPTION FROM THE REGISTRATION REQUIREMENTS.

APPENDIX III

ADDITIONAL TERMS

Joint Venture

The Purchaser and the Company shall use commercially reasonable efforts to negotiate the formation of a joint venture in India to provide IC design services on terms and conditions to be discussed by the Purchaser and the Company.

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AVANT! CORPORATION STOCK PURCHASE AGREEMENT
SIGNATURE PAGE OF AVANT! CORPORATION
APPENDIX I REGISTRATION RIGHTS
EXHIBIT A
APPENDIX II STOCK CERTIFICATE LEGEND
APPENDIX III